American Skandia Master Trust
One Corporate Drive
Shelton, Connecticut 06484-0083

                  Re:      Foreign Custody Manager Delegation Amendment
Dear Sirs:

         Reference is made to a Custody Agreement dated as of April 10, 1998, (the "Agreement") by and between the Custodian and the Client for the safekeeping of securities and cash received by the Custodian for the account of the Client. Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings.

         1. In addition to the duties of the Custodian under the Agreement, with respect to the Property in such jurisdictions as the Client and the Custodian shall agree from time to time, the Client hereby delegates to the Custodian, and the Custodian hereby accepts and assumes, the following duties of a "Foreign Custody Manager" as permitted by Rule 17f-5 of the Investment Company of 1940 Act, as amended ("Rule 17f-5"):

               a. selecting Eligible Foreign Custodians (as defined in Rule 17f-5) and placing and maintaining Property with such Eligible Foreign Custodians;

               b. entering into written contracts with such Eligible Foreign Custodians or, in the case of a Securities Depository (as defined in Rule 17f-5), entering into a contract or agreeing to be bound by the rules or established procedures of such depository, or some combination of the foregoing; and

               c. establishing a system for and monitoring the appropriateness of maintaining the Property with each Eligible Foreign Custodian and the custody contracts or arrangements with such Eligible Foreign Custodian.

     The procedures the Custodian and the Client will use in performing the activities under this Amendment are set forth in the Agreement and the Client Services Guide. Notwithstanding anything to the contrary in this Amendment or the Agreement, the Custodian shall not be responsible for the duties described in a., b. and c. with respect to any Compulsory Securities Depository. A
"Compulsory Securities Depository" shall mean a securities depository or clearing agency listed on Exhibit B to the Agreement, as such Exhibit may be amended from time to time by the Custodian by written notice to the Client, or upon Authorized Instructions.

         2. Section 2 of the Agreement shall be removed and replaced with the following:

                           "The Property may be held (i) in custody and deposit accounts that have been established by the Custodian with one or more domestic or foreign banks, depositories, clearing agencies, or other institutions as listed on Exhibit A, as such Exhibit may be amended from time to time by the Custodian by written notice to the Client (the "Subcustodians"),
                           (ii) through the facilities of one or more Compulsory Securities Depositories, or (iii) upon Authorized Instructions, through the facilities of any other securities depository or clearing agency. Each of the Subcustodians listed on Exhibit A and each of the Compulsory Securities Depositories listed on Exhibit B is an Eligible Foreign Custodian. The Custodian shall hold Property through a Subcustodian only if
                           (a) neither such Subcustodian nor any of its creditors may assert any right, charge, security interest, lien, encumbrance or other claim of any kind to the Property except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency, or similar laws, and (b) beneficial ownership of such Property may be freely transferred without the payment of money or value other than for safe custody or administration. Any Subcustodian may hold Property in a securities depository and may utilize a clearing agency."

         3. In acting as a Foreign Custody Manager, the Custodian shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of fund assets would exercise.

         4. The Custodian shall provide the Board of Directors of the Client with written quarterly reports for use at the Client's quarterly Board of Directors meetings regarding the placement of the Property with a particular Eligible Foreign Custodian and any material changes to the arrangements with any Eligible Foreign Custodian holding any Property.

         5. In acting as a Foreign Custody Manager, the Custodian shall not supervise, recommend or advise the Client relative to the investment, purchase, sale, retention or disposition of any Property in any particular country, including with respect to prevailing country risks.

         6. (a) The Client represents that it (i) has the authority and power to delegate to the Custodian the duties set forth herein and (ii) has taken all requisite action (corporate or otherwise) to authorize the execution and delivery of this Amendment.

                  (b) The Custodian represents that it (i) is a U.S. Bank (as defined in Rule 17f-5) and (ii) has taken all requisite action (corporate or otherwise) to authorize the execution and delivery of this Amendment.

         7. Except as expressly amended hereby, all terms and provisions of the Agreement are and shall continue to be in full force and effect. This Amendment shall be construed in accordance with the applicable laws of the State of New York. This Amendment may be executed by one or both of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         If the foregoing  corresponds to your  understanding  of our agreement,
please   indicate  your   acceptance   by  the  signature  of  your   authorized
representative below.

                                            Yours truly,

                                            MORGAN STANLEY TRUST COMPANY



                                            By:/s/G. Federico
                                                     Name:
                                                     Title:

Agreed and accepted:

AMERICAN SKANDIA MASTER TRUST


By:      /s/ C. Ake Svensson
Name:    C. Ake Svensson
Title:   Treasurer
Date:    April 10, 1998